EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES FIRST QUARTER 2009 EARNINGS
COLDWATER, MICHIGAN, April 21, 2009 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, today announced earnings for the quarter ended March 31, 2009 of $179,000 compared to $332,000 for the quarter ended March 31, 2008. Earnings per share for 2009 were $0.09 compared to $0.15 for 2008, a decrease of 40%.
Net interest income for the quarter ended March 31, 2009 before any provision for loan losses increased $26,000, or 1.25%. The bank’s net interest margin decreased to 3.07% in 2009 from 3.25% in 2008 due to the bank’s yield on earning assets decreasing more rapidly than its cost of funds. Management attributes this to the declining interest rate environment consistent throughout 2008 and into 2009.
Net interest income after the provision for loan losses decreased $388,000, or 22%, for the quarter ended March 31, 2009 compared to the same period in 2008. The provision for loan losses was $722,000 in 2009 compared to $308,000 in 2008. The increase in provision was necessary because level of non-performing assets increased from a year ago. Non-performing assets were $7.7 million, or 2.52% of total assets at March 31, 2009 compared to $2.2 million, or .78% of loans, at March 31, 2008. The increase is largely a result of management placing specific allocation on several commercial real estate loans in the first quarter. Net charges off totaled $230, 000 as of March 31, 2009 compared to $346,000 a year ago in 2008. Net Charge offs in the first quarter of 2009 consisted largely of one-to-four family real estate loans and consumer loans. Foreclosed assets increased $1.1 million to $2.2 million at March 31, 2009 compared to March 31, 2008.
“Despite continuing downturns in the economy and turmoil within the financial markets, our core operating performance remains strong and we continue to remain well capitalized,” said Don Denney, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “Our earnings, however, have been impacted by our decision to increase our loan loss reserve, which we believe is prudent in light of current business conditions.”
Noninterest income increased to $1.4 million for the quarter ended March 31, 2009 as compared to $1.0 million for the same period in 2008, an increase of 37.44%. Gain on sale of loans increased $444,000 due to the increase in residential mortgage refinancing. Deposit related fees decreased $56,000 primarily because of decreased fees from overdraft protection.
Noninterest expense increased $189,000 to $2.5 million for the quarter ended March 31, 2009 compared to $2.3 million for 2008, an increase of 8.1%. Mortgage banking expenses increased $80,000 as of March 31, 2009 compared to the same period a year ago. The increase is attributable to an increase in amortization of mortgage servicing rights due to an increase in mortgage loan payoffs as a result of an upsurge in refinancing in the first quarter of 2009. Other general and administrative expenses increased $69,000 primarily due to an increase in FDIC insurance expense of $68,000. Professional services increased $43,000 primarily due to the costs associated with the CPP transaction completed in the first quarter in 2009.

Total assets were $303.3 million at March 31, 2009 compared to $291.8 million at December 31, 2008. This increase of 3.9% was due primarily to an increase in cash of $11.2 million and increase in investments of $6.0 million offset by a decrease in net loans of $7.9 million.
The increase in cash is a result of management’s strategy to increase core deposits. Deposits increased $9.1 million, or 4.5%, to $201.3 million at March 31, 2009. This was the result of demand and now accounts increasing by $4.1 million. Money market accounts increased by $1.4 million as customers continue to seek higher yields on their deposit accounts. Certificates of deposit increased by $3.3 million and savings accounts also increased $376,000. Stockholders’ equity increased to $43.1 million at March 31, 2009 from $36.3 million at December 31, 2008 primarily due to the receipt of $6.8 million from the Capital Purchase Program (CPP) and $179,000 in net income offset by dividends of $184,000.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts: Donald L. Denney, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956

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